Exhibit 99.1

Omega Protein Reports 2005 Results

HOUSTON, March 13, 2006 — Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported a net loss of $7.2 million (29 cents a share) for the 2005 fiscal year ended December 31, 2005, compared with net income of $3.2 million (13 cents a share) for the previous year.

The Company recorded revenues of $109.9 million for the 2005 fiscal year compared with revenues of $119.6 for 2004. Operating loss for 2005 was $10.9 million versus operating income for $5.3 million for the prior year.

Revenues for the fourth quarter ended December 31, 2005 were $27.1 million compared with revenues of $26.6 million for the comparable quarter of 2004. The Company recorded an operating loss of $2.7 million for the 2005 fourth quarter, versus an operating loss of $1.6 million for the fourth quarter of 2004.

As previously reported, the Company suffered wind and flood damages to three of its four fish processing facilities and its shipyard as a result of Hurricanes Katrina and Rita in August and September 2005. The direct impact of the two hurricanes on the Company was loss of inventories and physical damage to its facilities. The Company estimated its hurricane damages at approximately $27.7 million, of which approximately $12.0 million is expected to be recovered under insurance policies. As a result, the Company recognized a $15.7 million loss in 2005 due to estimated damages in excess of insurance recoveries. Of the damage estimate, approximately $2.5 million was related to damaged fish meal inventory and approximately $13.0 million was related to write-offs of inventory costs that had been allocated and deferred to future production that did not occur.

The Company anticipates that its Abbeville, Louisiana and Moss Point, Mississippi fish processing facilities will be fully functional by the start of the 2006 fishing season. The Company also anticipates that its Cameron, Louisiana fish processing facility will be operational by mid-2006. The Company intends to begin its 2006 fishing season by operating its full contingent of 31 Gulf of Mexico fishing vessels out of its two operating facilities in Abbeville and Moss Point until the Cameron plant becomes operational. At that time, the Company plans to shift up to 11 vessels to Cameron and resume full operations at that facility.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others, (1) the possibility that the Company’s estimates and assumptions for its calculation of hurricane losses could be incorrect; (2) the possibility that the Company’s Gulf facilities will not be fully functional as quickly as the Company anticipates or that these facilities will operate less efficiently as a result of the hurricane damages; (3) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (4) the impact of worldwide supply and demand relationships on prices for the Company’s products; (5) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; and (6) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2005 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition” and “Risk Factors.”

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
	(in thousands, except per share amounts)
Revenues	$27,137	$26,632	$109,896	$119,645
Cost of sales	23,485	25,416	91,985	104,237

Gross profit	3,652	1,216	17,911	15,408
Selling, general and administrative expense	3,806	2,628	12,906	9,933
Loss resulting from natural disasters, net	2,560	—	15,743	—
Loss on disposal of assets	14	186	149	187

Operating income (loss)	(2,728)	(1,598)	(10,887)	5,288
Interest income (expense), net	(233)	(82)	(640)	(371)
Other expense (income), net	(52)	(61)	73	(221)

Income (loss) before income taxes	(3,013)	(1,741)	(11,454)	4,696
Provision (benefit) for income taxes	(1,201)	(654)	(4,268)	1,494

Net income (loss)	(1,812)	$(1,087)	$(7,186)	$3,202

Basic earnings (loss) per share	$(0.07)	$(0.04)	$(0.29)	$0.13

Average common shares outstanding	25,024	24,700	24,974	24,514

Diluted earnings (loss) per share	$(0.07)	$(0.04)	$(0.29)	$0.12

Average common shares and common share equivalents outstanding	25,024	24,700	24,974	26,429

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2005	December 31, 2004
	(in thousands)
ASSETS
Current assets	$98,390	$88,844
Property and equipment, net	93,965	97,766
Deferred tax assets, net	6,293	1,754
Other assets, net	1,579	1,798

Total assets	$200,227	$190,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,270	$15,707
Long-term debt, less current maturities	27,658	15,943
Other long-term liabilities	10,932	8,845
Stockholders’ equity	142,367	149,667

Total liabilities and stockholders’ equity	$200,227	$190,162

Book value per share outstanding	$5.69	$6.02

CONTACT:

Investor Relations, (713) 623-0060

Web site: www.omegaproteininc.com

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